Exhibit 4.25
SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 31, 2024, among (i) Organon 2 LLC, a Delaware limited liability company, (ii) Dermavant Sciences, Inc., a Delaware corporation, (iii) Organon Pharma Holdings II LLC, a Delaware limited liability company, (iv) Organon Finance LLC, a Delaware limited liability company and (v) Organon International LLC, a Delaware limited liability company (each, a “Guaranteeing Subsidiary”), each a subsidiary of Organon & Co., a Delaware corporation (the “Issuer”), Organon Foreign Debt Co-Issuer B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Oss, The Netherlands, having its registered office at Kloosterstraat 6, 5349 AB Oss, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82563098 (the “Co-Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).
W I T N E S E T H
WHEREAS, the Indenture, dated as of May 17, 2024 (the “Indenture”), among the Issuer, Co-Issuer, the guarantors party thereto, the Trustee and Collateral Agent, providing for the issuance of an unlimited aggregate principal amount of 6.750% Senior Secured Notes due 2034 (the “Notes”) provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which a Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuers’ obligations under the Notes, the Indenture and the Collateral Documents on the terms and subject to the conditions and limitations set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
(3) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of a Guaranteeing Subsidiary shall have any liability for any obligations of the
[Signature Page to Supplemental Indenture (6.750% Senior Secured Notes due 2034)]

Exhibit 4.25
Issuers or the Guarantors (including such Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(4) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.
(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any amendment or other modification hereof (including supplements, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7) The Trustee and the Collateral Agent. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.
(8) Incorporation into the Indenture. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

[Signature Page to Supplemental Indenture (6.750% Senior Secured Notes due 2034)]

Exhibit 4.25
[Signature Pages Follow]IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ORGANON 2 LLC, as Guaranteeing Subsidiary
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Assistant Treasurer

DERMAVANT SCIENCES, INC., as Guaranteeing Subsidiary
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Assistant Treasurer

ORGANON PHARMA HOLDINGS II LLC, as Guaranteeing Subsidiary
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Assistant Treasurer

ORGANON FINANCE LLC, as Guaranteeing Subsidiary
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Assistant Treasurer

ORGANON INTERNATIONAL LLC, as Guaranteeing Subsidiary
By:    /s/ Ruth Kaelin
    Name: Ruth Kaelin
    Title: TreasurerORGANON & CO., as Issuer
[Signature Page to Supplemental Indenture (6.750% Senior Secured Notes due 2034)]

Exhibit 4.25
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Assistant Treasurer

ORGANON FOREIGN DEBT CO-ISSUER B.V., as Co-Issuer
By:    /s/ Kara A. Rogers
    Name: Kara A. Rogers
    Title: Attorney-in-Fact

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Laurel Casasanta
    Name: Laurel Casasanta
    Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent
By:    /s/ Laurel Casasanta
    Name: Laurel Casasanta
    Title: Vice President

[Signature Page to Supplemental Indenture (6.750% Senior Secured Notes due 2034)]